DENMARK BANCSHARES, INC.

                                   EXHIBIT (21.1)

                                List of Subsidiaries



                                                       Jurisdiction
                                                            of
       Name                                            Incorporation
       ----------------------------------------------------------
       1.  Denmark State Bank                            Wisconsin

       2.  Denmark Agricultural Credit Corporation       Wisconsin

       3.  McDonald-Zeamer Insurance Agency, Inc.        Wisconsin

       4.  Denmark Investments, Inc.                       Nevada

       All subsidiaries listed are 100% directly owned by Denmark Bancshares, Inc. except that Denmark Investments, Inc. is 100% owned by Denmark State Bank.